Exhibit 12.1

Exelon Corporation
Ratio of Earnings to Fixed Charges
	Years Ended December 31,
(In millions, except ratios)	2013	2014	2015	2016	2017
Pre-tax income from continuing operations	2,773	2,486	3,330	1,989	3,756
Plus: Loss (income) from equity investees	(10)	20	—	—	—
Less: Capitalized interest	(67)	(79)	(99)	(142)	(98)
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	2,696	2,427	3,231	1,847	3,658
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	1,436	1,110	1,107	1,651	1,631
Interest component of rental expense(a)	269	288	300	259	236
Total fixed charges	1,705	1,398	1,407	1,910	1,867
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	4,401	3,825	4,638	3,757	5,525
Ratio of earnings to fixed charges	2.6	2.7	3.3	2.0	3.0
__________

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

Exelon Corporation
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
	Years Ended December 31,
(In millions, except ratios)	2013	2014	2015	2016	2017
Pre-tax income from continuing operations	2,773	2,486	3,330	1,989	3,756
Plus: Loss (income) from equity investees	(10)	20	—	—	—
Less: Capitalized interest	(67)	(79)	(99)	(142)	(98)
Preference security dividend requirements	(32)	(18)	(19)	(13)	—
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	2,664	2,409	3,212	1,834	3,658
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	1,436	1,110	1,107	1,651	1,631
Interest component of rental expense(a)	269	288	300	259	236
Preference security dividend requirements of consolidated subsidiaries	32	18	19	13	—
Total fixed charges	1,737	1,416	1,426	1,923	1,867
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	4,401	3,825	4,638	3,757	5,525
Ratio of earnings to fixed charges and preferred stock dividends	2.5	2.7	3.3	2.0	3.0
__________

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.